Free writing prospectus, dated September 18, 2006
Filed Pursuant to Rule 433
(Registration Statement No. 333-128718)

Genworth Global Funding Trust 2006-E

Floating Rate Notes Due September 15, 2013

Term Sheet

Issuer:	Genworth Global Funding Trust 2006-E

Rating:	Aa3 (Stable) / AA- (Stable)

Principal Amount:	$ 200,000,000

Type:	SEC Registered FA-Backed Notes

Issue Price:	100%

Pricing Date:	September 18, 2006

Settlement Date:	September 25, 2006 (T+5)

Maturity Date:	September 15, 2013

Specified Currency:	U.S. Dollars ($)

Interest Payment Dates:	Quarterly on March 15, June 15, September 15 and December 15 of each year, subject to the modified following Business Day convention adjusted.

First Payment Date:	December 15, 2006 (interpolated LIBOR between 2 month and 3 month LIBOR)

Day Count/Accrual of Interest:	Actual/360

Index	Three month LIBOR

Spread:	Three month LIBOR + 17 bps

Initial Interest Rate:	LIBOR Telerate determined two London Business Days prior to the Settlement Date plus the Spread.

Interest Determination Date:	Two London Business Days prior to each Interest Reset Date.

Minimum Denomination:	Minimum denominations of $1,000 and integral multiples of $1,000.

Underwriter:	Merrill Lynch

CUSIP:	37247XAF9

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively Merrill Lynch, Pierce, Fenner & Smith Incorporated will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-866-500-5408.